Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Atkins + Associates
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3494
	rsaltmarsh@nanogen.com	plord@irpr.com

NANOGEN REPORTS PRELIMINARY 2004 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SAN DIEGO, CA, February 23, 2005 – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2004.

Total revenues for the quarter ended December 31, 2004 were $1.0 million compared to $2.1 million in the fourth quarter of 2003 and $1.1 million in the third quarter of 2004. Product revenues for the fourth quarter were $410,000 versus $1.1 million for the fourth quarter in 2003 and $671,000 in the previous quarter. For the twelve months ended December 31, 2004, total revenues were $5.4 million, as compared to $6.7 million for 2003.

Nanogen’s research and development, and selling, general and administrative operating expenses for the fourth quarter of 2004 were $10.8 million, as compared to $8.2 million on the fourth quarter of 2003 and $9.3 million in the third quarter of 2004. For the year ended December 31, 2004, the same expenses were $40.1 million versus $34.4 million during 2003. The 2004 expenses include $9.4 million of operating costs related to business combinations closed during 2004 including a non-cash charge of $3.8 million for the acquisition of in-process research and development.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at year-end 2004 was $51.9 million, a decrease of $1.2 million from the previous quarter. The 2004 year-end cash balance reflects an increase of $22.8 million from the $29.1 million at the end of the prior year. The year-end 2004 balance includes net proceeds of $39.4 million from registered direct stock placements in the first and second quarters of 2004 as well as $5.7 million in cash from Epoch Biosciences which merged with Nanogen in mid-December 2004.

For the quarter ended December 31, 2004, Nanogen reported a net loss of $11.2 million or $0.31 per share, compared to a net loss of $9.4 million or $0.28 per share in the previous quarter and a net loss of $5.9 million or $0.25 per share in the fourth quarter of 2003. For the year ended December 31, 2004, the company reported a net loss of $38.9 million or $1.21 per share, compared to a net loss of $30.6 million or $1.38 per share for 2003.

Nanogen completed its merger with Epoch Biosciences on December 16, 2004 by issuing 13.4 million shares of common stock and assuming options and warrants convertible into 1.7 million shares of common stock. The financial results of Epoch for approximately two weeks are therefore included in the results for the fourth quarter and year ended December 31, 2004. The Epoch product line includes several real time, single analyte specific reagents that will complement the more complex tests available on the Nanogen microarray platform. In addition, Nanogen will continue to derive revenue from Epoch’s custom reagent products and royalty income. As a result of the Epoch merger Nanogen, expects significant increases in future revenues.

“This was a significant year in the transformation of Nanogen. The year just ended included two corporate development transactions that support and strengthen our business plan. We made significant progress in our point-of-care market strategy with the acquisition of SynX. Its NT-proBNP diagnostic product for congestive heart failure is expected this year and will provide a terrific entry into a market expected by analysts to top $300 million in 2005. The acquisition of Epoch Biosciences also provides us with an expanded library of analyte specific reagents as well as an ongoing, high margin revenue stream from multiple licensing opportunities,” said Howard C. Birndorf, Nanogen’s Chairman of the Board and Chief Executive Officer. “We expect this year to be marked by three major product launches and a growing product portfolio that will accelerate revenue growth. At the same time, we will take the opportunity to realize cost efficiencies by managing expenses through synergies between Nanogen, SynX and Epoch,” Birndorf added.

2005 Outlook and Financial Guidance

New product introductions together with products acquired from Epoch are expected to expand Nanogen’s reach into the clinical laboratory and the point-of-care diagnostics markets during 2005. Significant new products expected this year include the NanoChip® 400 system, Nanogen’s infectious disease reagents that will allow customers to develop a panel to test for six common respiratory viruses, SynX’s NT-proBNP diagnostic product for congestive heart failure, and multiple ASR’s from Epoch . For 2005, Nanogen anticipates that total revenue will increase at least three-fold from 2004 levels based on its larger product portfolio and royalty revenues. Operating expenses are anticipated to rise slightly during the year with increases in selling and marketing expenses in support of the expanded product portfolio being largely offset by expected savings in general and administrative expenses from the integration of acquisitions. Overall, excluding the impact of potential future business combinations and the effect of adopting the new stock option expensing rules, we expect a continuing improvement in operating results.

Webcast of Today’s Conference Call

Nanogen management will host a conference call today to discuss the fourth quarter and year-end financial results at 4:30 p.m. Eastern Time. Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on February 23, and can be accessed via telephone at (877) 519-4471 for US/Canada participants, and (973) 341-3080 for international participants. The conference ID, 5663809, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide physicians and patients worldwide with sophisticated information to predict, diagnose and treat disease. Research and clinical reference labs use the highly accurate and reliable NanoChip® Molecular Biology Workstation, NanoChip® Electronic Microarray and broad suite of analyte specific reagents to develop tests to detect infectious diseases, drug toxicity and mutations associated with cancer, cardiovascular and genetic diseases. The next generation instrument system, the NanoChip® 400, is expected to be available in 2005. Nanogen’s subsidiary SynX offers a line of point-of-care diagnostic tests and is building expertise in cardiac related health conditions. Nanogen’s ten years of pioneering research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties including statements regarding future financial and operating results, estimates of operating expenses and projections of revenue increases. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether any benefits expected from mergers and acquisitions are achieved, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

Additionally, the information contained in this press release reflects preliminary financial results, as Nanogen’s 2004 audit has not yet been completed. Under Section 404 of the Sarbanes-Oxley Act of 2002, new integrated audit requirements will not be met until Nanogen has completed all of the steps necessary to file its 2004 audited financial statements with the Securities and Exchange Commission.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2004	2003
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,372	$8,550
Short-term investments	36,562	20,564
Receivables, net	2,023	1,415
Inventories, net	1,744	4,774
Other current assets	1,741	1,590

Total current assets	57,442	36,893

Property and equipment, net	8,500	4,276
Acquired technology rights, net	11,819	2,508
Restricted cash	1,411	14
Other assets, net	780	158
Goodwill	96,072	—

Total assets	$176,024	$43,849

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$9,923	$4,809
Deferred revenue	420	469
Common stock warrants	1,112	—
Current portion of debt obligations	988	743

Total current liabilities	12,443	6,021

Debt obligations, less current portion	397	586
Other long-term liabilities	5,668	4,419

Total long-term liabilities	6,065	5,005

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at December 31, 2004 and 2003; no shares issued and outstanding at December 31, 2004 and 2003	—	—
Common stock, $0.001 par value, 135,000,0000 and 50,000,000 shares authorized at December 31, 2004 and 2003, respectively; 47,765,581 and 24,867,325 shares issued and outstanding at December 31, 2004 and 2003, respectively	48	25
Additional paid-in capital	374,910	209,014
Accumulated other comprehensive income	(174)	1,136
Deferred compensation	(1,184)	(175)
Accumulated deficit	(215,162)	(176,255)
Treasury stock, at cost, 500,189 shares at December 31, 2004 and 2003, respectively	(922)	(922)

Total stockholders’ equity	157,516	32,823

Total liabilities and stockholders’ equity	$176,024	$43,849

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months ended December 31,		For the Twelve Months ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues:
Product sales	$410	$1,120	$2,690	$2,762
License fees	38	38	252	84
Sponsored research	—	375	500	1,500
Contract and grant	567	545	1,932	2,367

Total revenues	1,015	2,078	5,374	6,713

Costs and expenses:
Cost of product sales	1,492	1,008	5,642	3,176
Research and development	5,216	4,541	18,117	18,014
Selling, general and administrative	5,606	3,638	18,232	15,319
Charge for acquired in-process research and development	—	—	3,758	—
Impairment of acquired technology rights	—	—	—	1,024

Total costs and expenses	12,314	9,187	45,749	37,533

Total operating loss	(11,299)	(7,109)	(40,375)	(30,820)

Other income (expense):
Interest income, net	84	84	517	489
Other expense	(12)	(8)	(221)	(141)
Warrant valuation adjustment	(74)	—	(74)	—
Gain (loss) on sale of investments	—	865	(47)	(1,925)
Gain (loss) on foreign currency translation	103	1	1,293	(16)
Minority interest in loss of consolidated subsidiary	—	223	—	1,817

Total other income	101	1,165	1,468	224

Net loss	$(11,198)	$(5,944)	$(38,907)	$(30,596)

Net loss per share — basic and diluted	$(0.31)	$(0.25)	$(1.21)	$(1.38)

Number of shares used in computing net loss per share — basic and diluted	35,673	23,959	32,203	22,244